Exhibit 1.02

Conflict Minerals Report

Western Digital Corporation has included this Conflict Minerals Report as an exhibit to its Form SD for 2013 as required by Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and Form SD (collectively, the “Conflict Minerals Rule”). The date of filing of this Conflict Minerals Report is June 2, 2014.

Unless the context indicates otherwise, the terms “we,” “its,” “us” and “our” refer to Western Digital Corporation (“WDC”) and its consolidated subsidiaries. WDC is the parent company of our storage business, which operates under two independent subsidiaries – HGST and WD. As used herein and consistent with the Conflict Minerals Rule, “Conflict Minerals” are columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin and tungsten, without regard to the location of origin of the minerals or derivative metals.

For 2013, each of our in-scope products contained at least some Conflict Minerals content for which we were unable to determine the origin. Product, smelter and refiner information in respect of 2013 is described under “Product Information; Additional Risk Mitigation Efforts “ below and on Annex A. However, we have not found for 2013 that any of the necessary Conflict Minerals contained in our in-scope products directly or indirectly financed or benefitted armed groups in the Democratic Republic of the Congo (the “DRC”) or an adjoining country. The terms “armed group” and “adjoining country” have the meanings contained in the Conflict Minerals Rule.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “intend” and the like, or the use of future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning the additional steps that we intend to take to mitigate the risk that our necessary Conflict Minerals benefit armed groups.

Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, (1) the implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all, (2) whether smelters and refiners and other market participants responsibly source Conflict Minerals, (3) internal and external resource constraints and (4) political and regulatory developments, whether in the DRC region, the United States or elsewhere. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of filing of this document. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of filing of this document or to reflect the occurrence of unanticipated events.

Due Diligence Program Design

Overview

We have designed our due diligence measures relating to Conflict Minerals to conform with, in all material respects, the criteria set forth in the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Second Edition 2013) (the “OECD Guidance”).

The OECD Guidance has established a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas. This framework consists of the following elements:

1.	Establish strong company management systems (“Step One”);

2.	Identify and assess risk in the supply chain (“Step Two”);

3.	Design and implement a strategy to respond to identified risks (“Step Three”);

4.	Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain (“Step Four”); and

5.	Report on supply chain due diligence (“Step Five”).

Our implementation of the OECD Guidance in respect of 2013 and thereafter is discussed separately in the sections below.

Due Diligence Program Execution

In furtherance of our Conflict Minerals due diligence, we performed the following due diligence measures in respect of the 2013 compliance period. This summary does not describe all of the measures that we took in furtherance of our Conflict Minerals Policy (as defined below) and Conflict Minerals compliance program or pursuant to the Conflict Minerals Rule and the OECD Guidance. In addition, not all of the due diligence measures discussed below are expressly provided for in the OECD Guidance.

1.	OECD Guidance Step One: “Establish strong company management systems”

a.	A team of senior staff under (i) the Senior Vice President, Chief Procurement Officer of WD, in respect of that subsidiary, and (ii) the Senior Vice President of Quality Assurance/CTS of HGST, in respect of that subsidiary, was responsible for the management and continued implementation of our Conflict Minerals compliance strategy. WD and HGST are operated as independent subsidiaries due to regulatory requirements. Procurement and Quality were represented on the working groups at each of WD and HGST. At the WDC level, the following functional areas were represented on the working group or otherwise involved with our compliance process: corporate compliance; financial reporting; internal audit; investor relations; and legal.

b.	Selected personnel at WD and HGST were educated on the Conflict Minerals Rule, the OECD Guidance, our compliance plan and the procedures for reviewing and validating supplier responses to our inquiries. We also prepared an internal procedure document addressing certain aspects of our compliance program. This procedure document was communicated to the members of the working group.

c.	We utilized specialist outside counsel and other consultants to assist us with our compliance efforts.

d.	We had in place a policy regarding the responsible sourcing of Conflict Minerals (the “Conflict Minerals Policy”). The Conflict Minerals Policy continued to be posted on our website and distributed electronically to selected employees and suppliers. Our Conflict Minerals Policy is further described in the Form SD to which this Conflict Minerals Report is an exhibit.

e.	We determined to use the Conflict Minerals Reporting Template (the “Conflict Minerals Reporting Template”) developed by the Electronic Industry Citizenship Coalition (“EICC”) and the Global e-Sustainability Initiative (“EICC/GeSI”) to identify smelters and refiners in our supply chain. The Conflict Minerals Reporting Template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free policy, engagement with direct suppliers, and a listing of the smelters the company and its suppliers use. In addition, the Conflict Minerals Reporting Template contains questions about the origin of Conflict Minerals included in a company’s products, as well as its supplier due diligence.

f.	We were, and continue to be, a member of the EICC and the Conflict-Free Sourcing Initiative (the “CFSI”).

g.	We established procedures to maintain business records relating to Conflict Minerals due diligence, including records of due diligence processes, findings and resulting decisions, on a computerized database. As part of these procedures, we began implementing a third-party information technology solution for managing supplier responses submitted on the Conflict Minerals Reporting Template.

h.	Certain of our forms of purchase order terms and conditions contained a requirement to comply with environmental specifications for materials, components and products, which specifically referenced Conflict Minerals compliance, and the EICC Code of Conduct, which references the responsible sourcing of minerals generally.

i.	We sent suppliers communications indicating our Conflict Minerals sourcing policy and third-party resources for additional information. With the communication, we also sent suppliers the Conflict Minerals Reporting Template. In addition, we reminded certain suppliers of our compliance expectations during supplier quarterly business reviews.

j.	We designated our third-party managed Ethics Hotline as the mechanism for employees, suppliers and other interested parties to report violations of our Conflict Minerals Policy.

2.	OECD Guidance Step Two: “Identify and assess risk in the supply chain”

a.	Inquiries were made of all direct suppliers that we believed were in-scope for 2013. These suppliers are referred to herein as the “Suppliers.”

b.	We requested by email that the Suppliers provide us with information concerning the usage and source of Conflict Minerals in our products and their related compliance efforts through the completion of a Conflict Minerals Reporting Template. We followed up by email or phone with all Suppliers that did not respond to the request within the specified time frame. At some of our business units, as part of the supplier on-boarding process, we required the completion of a Conflict Minerals Reporting Template or otherwise made inquiries concerning Conflict Minerals usage.

c.	We reviewed the completed responses received from Suppliers based on an internally-approved written review criteria to identify incomplete responses, potential errors and inaccuracies. We followed up by email or phone with the Suppliers that submitted an incomplete response or a response that we concluded contained errors or inaccuracies or that otherwise provided a written response determined not to be suitable by us. We followed up with other Suppliers where deemed appropriate by us.

d.	To the extent that a completed response identified a smelter or refiner, we reviewed this information against the lists of conflict free and “active” smelters and refiners and country of origin information published by the CFSI, the London Bullion Market Association (“LBMA”), the Responsible Jewellery Council (“RJC”) and the Tungsten Industry – Conflict Minerals Council (“TI-CMC”).

e.	To the extent that a smelter or refiner identified by a Supplier was not certified as conflict free by an independent third-party, we consulted publicly available information to attempt to determine whether that smelter or refiner obtained Conflict Minerals from sources that directly or indirectly financed or benefitted armed groups in the DRC or an adjoining country.

3.	OECD Guidance Step Three: “Design and implement a strategy to respond to identified risks”

a.	Our Conflict Minerals compliance team reported the findings of its compliance efforts in respect of 2013 to (i) the Senior Vice President, Chief Procurement Officer of WD, in respect of that subsidiary, (ii) the Senior Vice President of Quality Assurance/CTS of HGST, in respect of that subsidiary, and (iii) for our Company as a whole, the General Counsel and the Audit Committee of the Board of Directors.

b.	To mitigate the risk that our necessary Conflict Minerals benefit armed groups, we intend to engage in the additional measures discussed under “Product Information; Additional Risk Mitigation Efforts” below.

4.	OECD Guidance Step Four: “Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain”

In connection with our due diligence, we utilized information made available by the CFSI, the LBMA and the RJC concerning independent third-party audits of smelters and refiners in order to determine whether the smelter or refiner was certified as conflict free. We also supported independent third-party audits by being a member of the CFSI.

5.	OECD Guidance Step 5: “Report on supply chain due diligence”

We have filed a Form SD and this Conflict Minerals Report with the Securities and Exchange Commission and made available on our website the Form SD and this Conflict Minerals Report.

Product Information; Additional Risk Mitigation Efforts

We do not directly source Conflict Minerals from mines, smelters or refiners, and we believe that we are in most cases many levels removed from these market participants. We therefore have limited influence over these upstream participants. Furthermore, because of the depth, geographic diversity and constant evolution of our supply chain, and due to competitive factors, we often have significant difficultly identifying participants upstream from our direct suppliers. Due to these challenges of tracing a multi-tier supply chain, for 2013, we were unable to determine the origin of at least a portion of the Conflict Minerals in each of our in-scope products.

For 2013, our in-scope product categories were: (1) hard disk drives; (2) solid-state drives; (3) home entertainment products, which include media players; and (4) personal cloud storage devices. For a further discussion of our products, see our Annual Report on Form 10-K for the fiscal year ended June 28, 2013. The information contained in our Form 10-K is not incorporated by reference into this Conflict Minerals Report and should not be considered part of this Conflict Minerals Report.

We have not found for 2013 that any of our in-scope products supported conflict (i.e., contained necessary Conflict Minerals that directly or indirectly financed or benefitted an armed group in the DRC or an adjoining country). An “armed group” under the Conflict Minerals Rule is an armed group that is identified as a perpetrator of serious human rights abuses in annual Country Reports on Human Rights Practices under sections 116(d) and 502B(b) of the Foreign Assistance Act of 1961 relating to the DRC or an adjoining country.

In connection with our reasonable country of origin inquiry or due diligence, as applicable, the Suppliers identified to us the facilities listed on Annex A as having processed the necessary Conflict Minerals contained in our in-scope products in 2013. Due to our position in the supply chain, which is discussed above, we rely on our Suppliers for accurate smelter and refiner information and our due diligence measures do not provide absolute certainty regarding the source and chain of custody of the necessary Conflict Minerals contained in our in-scope products.

The countries of origin of the Conflict Minerals processed by the certified smelters and refiners listed on Annex A may have included the countries listed below. The listed countries of origin are derived from information made available by the CFSI to its members. Except for the DRC, the CFSI does not indicate individual countries of origin of the Conflict Minerals processed by certified smelters and refiners. Instead, the CFSI indicates country of origin by category. Certified smelters and refiners listed on Annex A were in each of the categories below:

L1 – Countries that are not identified as conflict regions or plausible areas of smuggling or export of from these regions of tin/tantalum/tungsten containing minerals: Argentina, Australia, Austria, Belgium, Brazil, Chile, China, Colombia, Cote d’Ivoire, Czech Republic, Djibouti, Egypt, Estonia, Ethiopia, France, Germany, Guyana, India, Indonesia, Ireland, Israel, Japan, Lao People’s Democratic Republic, Luxembourg, Madagascar, Malaysia, Mongolia, Myanmar, Netherlands, Nigeria, Peru, Plurinational State of Bolivia, Portugal, Republic of Korea, Russian Federation, Sierra Leone, Singapore, Suriname, Switzerland, Thailand, United Kingdom, United States and Zimbabwe.

L2 – Countries that are known or plausible countries for smuggling, export out of region or transit of materials containing Conflict Minerals: Kenya, Mozambique and South Africa.

L3 – The DRC and its nine adjoining countries: Angola, Burundi, Central African Republic, Republic of Congo, Rwanda, South Sudan, Uganda, United Republic of Tanzania and Zambia.

DRC – The Democratic Republic of the Congo.

Because the CFSI generally does not indicate individual countries of origin of the Conflict Minerals processed by certified smelters and refiners, we were not able to determine the countries of origin of the Conflict Minerals processed by the listed certified smelters and refiners with greater specificity. In addition, for some of the listed certified smelters and refiners, origin information is not disclosed. We did not determine the countries of origin of the Conflict Minerals processed by other smelters and refiners listed on Annex A.

Conflict Minerals from recycled or scrap sources are discussed separately in the Form SD to which this Conflict Minerals Report is an exhibit.

We endeavored to determine the mine or location of origin of the Conflict Minerals contained in our in-scope products by requesting that the Suppliers provide us with a completed Conflict Minerals Reporting Template. Where a smelter or refiner was identified, we also reviewed publicly available information and information made available by the CFSI, the LBMA, the RJC and the TI-CMC, to the extent available, to try to determine the mine or location of origin.

Risk Mitigation Efforts After December 31, 2013

Since the end of 2013, we have taken the following additional steps to mitigate the risk that the necessary Conflict Minerals in our in-scope products benefit armed groups:

1.	With assistance from outside consultants, we prepared written procedures to support our 2014 reasonable country of origin inquiry and due diligence processes.

2.	In certain cases, we engaged with certain suppliers and directed them to training resources to attempt to increase the response rate and improve the content of the supplier survey responses.

We intend to take the following additional steps in 2014 to mitigate the risk that the necessary Conflict Minerals in our in-scope products benefit armed groups:

1.	Train relevant personnel on our newly-adopted written procedures that were prepared to support our 2014 reasonable country of origin and due diligence inquiries.

2.	Continue to implement at the business unit level procedures to maintain business records relating to Conflict Minerals due diligence, including records of due diligence processes, findings and resulting decisions, on a computerized database.

3.	Develop procedures for monitoring and reporting on risk to designated senior management on an ongoing basis.

4.	Encourage Suppliers that provided company, division or product category level information for 2013 to provide product level information for 2014 through ongoing outreach with these Suppliers.

5.	Engage with Suppliers that provided incomplete responses or that did not provide responses for 2013 to help ensure that they provide requested information for 2014.

6.	Monitor and encourage the continuing development and progress of traceability measures at Suppliers that indicated for 2013 that the source of Conflict Minerals was unknown or undeterminable.

7.	Communicate to new potentially in-scope suppliers our sourcing expectations, including through the dissemination of our Conflict Minerals Policy to them. In addition, as new in-scope suppliers are added, work with these suppliers to help ensure that they understand the requirements of the Conflict Minerals Rule and the OECD Guidance.

8.	Communicate to stakeholders the availability of our Ethics Hotline for reporting violations of the Conflict Minerals Policy.

All of the foregoing steps are in addition to the steps that we took in respect of 2013, which we intend to continue to take in respect of our 2014 compliance to the extent applicable.

Annex A

Capitalized terms used and not otherwise defined in this Annex have the meanings set forth in the Conflict Minerals Report of which this Annex is a part.

In connection with our due diligence, the Suppliers identified to us the smelters and refiners listed below as having processed the necessary Conflict Minerals contained in our in-scope products in 2013. Please see the notes that accompany the table for important information concerning the data in the table.

Smelter and Refiner Information(1)

Metal	Name of Smelter or Refiner	Smelter or Refiner Status
Gold	Allgemeine Gold- und Silberscheideanstalt A.G.	Certified
Gold	Argor-Heraeus SA	Certified
Gold	Asahi Pretec Corporation	Certified
Gold	CCR Refinery – Glencore Canada Corporation / Xstrata Canada Corporation	Certified
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Certified
Gold	Dowa	Certified
Gold	Eco-System Recycling Co., Ltd.	Certified
Gold	Heimerle + Meule GmbH	Certified
Gold	Heraeus Ltd. Hong Kong	Certified
Gold	Heraeus Precious Metals GmbH & Co. KG	Certified
Gold	Ishifuku Metal Industry Co., Ltd	Certified
Gold	Japan Mint	Certified
Gold	Jiangxi Copper Company Limited	Certified
Gold	Johnson Matthey Inc	Certified
Gold	Johnson Matthey Ltd	Certified
Gold	JX Nippon Mining & Metals Co., Ltd.	Certified
Gold	Kennecott Utah Copper LLC	Certified
Gold	Kojima Chemicals Co., Ltd	Certified
Gold	LS-Nikko Copper Inc.	Certified
Gold	Materion	Certified
Gold	Matsuda Sangyo Co., Ltd.	Certified
Gold	Metalor Technologies (Hong Kong) Ltd	Certified
Gold	Metalor Technologies SA	Certified
Gold	Metalor USA Refining Corporation	Certified
Gold	Mitsubishi Materials Corporation	Certified
Gold	Mitsui Mining and Smelting Co., Ltd.	Certified

Gold	Navoi Mining and Metallurgical Combinat	Certified
Gold	Nihon Material Co. LTD	Certified
Gold	Ohio Precious Metals, LLC	Certified
Gold	Rand Refinery (Pty) Ltd	Certified
Gold	Royal Canadian Mint	Certified
Gold	SEMPSA Joyería Platería SA	Certified
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	Certified
Gold	Solar Applied Materials Technology Corp.	Certified
Gold	Sumitomo Metal Mining Co., Ltd.	Certified
Gold	Tanaka Kikinzoku Kogyo K.K.	Certified
Gold	The Refinery of Shandong Gold Mining Co. Ltd	Certified
Gold	Tokuriki Honten Co., Ltd	Certified
Gold	Umicore SA Business Unit Precious Metals Refining	Certified
Gold	United Precious Metal Refining, Inc.	Certified
Gold	Valcambi SA	Certified
Gold	Western Australian Mint trading as The Perth Mint	Certified
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	Certified
Gold	Aida Chemical Industries Co. Ltd.	On Standard List
Gold	Asaka Riken Co Ltd	On Standard List
Gold	Caridad	On Standard List
Gold	Chugai Mining	On Standard List
Gold	Daejin Indus Co. Ltd	On Standard List
Gold	DaeryongENC	On Standard List
Gold	Do Sung Corporation	On Standard List
Gold	FSE Novosibirsk Refinery	On Standard List
Gold	Hwasung CJ Co. Ltd	On Standard List
Gold	Korea Metal Co. Ltd	On Standard List
Gold	Sabin Metal Corp.	On Standard List
Gold	SAMWON METALS Corp.	On Standard List
Gold	So Accurate Group, Inc.	On Standard List
Gold	The Great Wall Gold and Silver Refinery of China	On Standard List
Gold	Tongling nonferrous Metals Group Co.,Ltd	On Standard List
Gold	Torecom	On Standard List
Gold	YAMAMOTO PRECIOUS METAL CO., LTD.	On Standard List
Gold	Yokohama Metal Co Ltd	On Standard List
Tantalum	Exotech Inc.	Certified
Tantalum	F&X Electro-Materials Ltd.	Certified
Tantalum	Global Advanced Metals	Certified
Tantalum	H.C. Starck GmbH	Certified

Tantalum	Hi-Temp	Certified
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd. / JiuJiang Tanbre Co.Ltd.	Certified
Tantalum	Kemet Blue Powder	Certified
Tantalum	Mitsui Mining & Smelting	Certified
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	Certified
Tantalum	Plansee	Certified
Tantalum	Solikamsk Magnesium Works OAO	Certified
Tantalum	Taki Chemicals	Certified
Tantalum	Ulba	Certified
Tantalum	Zhuzhou Cement Carbide	Certified
Tin	Alpha	Certified
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	Certified
Tin	Malaysia Smelting Corporation (MSC)	Certified
Tin	Mineração Taboca S.A.	Certified
Tin	Minsur	Certified
Tin	Mitsubishi Materials Corporation	Certified
Tin	OMSA	Certified
Tin	PT Bukit Timah	Certified
Tin	PT Tambang Timah	Certified
Tin	PT Timah	Certified
Tin	Thaisarco	Certified
Tin	White Solder Metalurgia e Mineração Ltda.	Certified
Tin	Yunnan Tin Company, Ltd.	Certified
Tin	China Tin Group Co., Ltd.	Active
Tin	Cooper Santa	Active
Tin	CV United Smelting	Active
Tin	PT Bangka Putra Karya	Active
Tin	PT Eunindo Usaha Mandiri	Active
Tin	PT REFINED BANGKA TIN	Active
Tin	PT Stanindo Inti Perkasa	Active
Tin	Rui Da Hung	Active
Tin	Soft Metais, Ltda.	Active
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	Active
Tin	CNMC (Guangxi) PGMA Co. Ltd.	On Standard List
Tin	CV Serumpun Sebalai	On Standard List
Tin	EM Vinto	On Standard List
Tin	Fenix Metals	On Standard List
Tin	Gejiu Zi-Li	On Standard List
Tin	Huichang Jinshunda Tin Co. Ltd	On Standard List
Tin	Jiangxi Nanshan	On Standard List

Tin	Metallo Chimique	On Standard List
Tin	Minmetals Ganzhou Tin Co. Ltd.	On Standard List
Tin	Novosibirsk Integrated Tin Works	On Standard List
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	On Standard List
Tin	PT Artha Cipta Langgeng	On Standard List
Tin	PT Babel Inti Perkasa	On Standard List
Tin	PT Belitung Industri Sejahtera	On Standard List
Tin	PT DS Jaya Abadi	On Standard List
Tin	PT Mitra Stania Prima	On Standard List
Tin	PT Sariwiguna Binasentosa	On Standard List
Tin	PT Tinindo Inter Nusa	On Standard List
Tungsten	A.L.M.T. Corp.	Certified
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	Certified
Tungsten	Ganzhou Grand Sea W & Mo Group Co Ltd	Certified
Tungsten	Global Tungsten & Powders Corp	Certified
Tungsten	H.C. Starck Group	Certified
Tungsten	Hunan Chenzhou Mining Group Co., Ltd.	Certified
Tungsten	Kennametal Huntsville	Certified
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Certified
Tungsten	Wolfram Bergbau und Hütten AG	Certified
Tungsten	Wolfram Company CJSC	Certified
Tungsten	Xiamen Tungsten Co., Ltd	Certified
Tungsten	Ganzhou Huaxing Tungsten Products Co. Ltd.	Active
Tungsten	Guangdong Xianglu Tungsten Industry Co., Ltd.	Active
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	Active
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	On Standard List
Tungsten	Ganzhou Nonferrous Metals Smelting Co Ltd.	On Standard List
Tungsten	Japan New Metals Co., Ltd.	On Standard List
Tungsten	Zhuzhou Cemented Carbide Group Co Ltd	On Standard List

(1)	We note the following in connection with the information contained in the foregoing table:
(a)	The smelters and refiners listed in the table were identified by the Suppliers to us as part of our 2013 supply chain. However, not all of the included smelters and refiners may have processed the necessary Conflict Minerals contained in our in-scope products, since, in some cases, Suppliers may have reported to us smelters and refiners that were not in our supply chain, due to over-inclusiveness in the information received from their suppliers or for other reasons. The smelters and refiners reflected above may not be all of the smelters and refiners in our supply chain, since the Suppliers were unable to identify the smelters and refiners of some of the necessary Conflict Minerals content contained in our in-scope products and because not all Suppliers responded to our inquiries.
(b)	The table only includes entities that were listed as smelters or refiners by an independent third-party.
(c)	Smelter or refiner status information in the table is as of May 20, 2014.

(d)	“Certified” means that a smelter or refiner is listed as compliant with the Conflict-Free Smelter Program’s (“CFSP”) assessment protocols, including through mutual recognition, or is classified as “Re-audit in process” by the CFSP. Included smelters and refiners were not necessarily Certified for all or part of 2013 and may not continue to be Certified for any future period. We do not have information on the origin of the Conflict Minerals processed by any of the Certified smelters and refiners prior to their respective certification dates.
(e)	“Active” is a CFSI designation that means that the smelter or refiner is listed as having submitted a signed Agreement for the Exchange of Confidential Information and Auditee Agreement contracts to the CFSP or, according to information published by the CFSP, the smelter has agreed to complete a CFSP validation within two years of membership issuance by the TI – CMC.
(f)	Smelter or refiner status reflected in the table is based solely on information made publicly available by the CFSI, LBMA, RJC and/or TI-CMC, without independent verification by us.
(g)	“On Standard List” means that a smelter or refiner is listed on the CFSI Dashboard, but is not listed as “Certified” or “Active.”